UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3818604
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4810 Eastgate Mall San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.    Description of Registrant’s Securities to Be Registered.

The description of the preferred share purchase rights of Kratos Defense & Security Solutions, Inc. (the “Registrant”) to be registered hereunder is set forth under the caption entitled “Description of Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A (File No. 000-27231) filed with the Securities and Exchange Commission on December 17, 2004, which description is incorporated herein by reference. Such description of the preferred share purchase rights is modified as set forth below:

Effect of Reverse Split on Rights

Effective at 11:59 p.m., Eastern Time, on September 10, 2009, the Registrant effected a 1-for-10 reverse stock split of its common stock.   Pursuant to Section 11(p) of the Rights Agreement, following the effective time of the reverse stock split, the number of Rights associated with each share of the Registrant’s common stock shall be proportionately adjusted so that each share of common stock shall be associated with ten (10) Rights.

ITEM 2.     Exhibits.

Exhibit	Description
3.1

Certificate of Designation of the Series C Preferred Stock of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed December 17, 2004, and incorporated herein by reference)

4.1

Rights Agreement, dated as of December 16, 2004, between the Registrant and Wells Fargo Bank, N.A., including the form of Rights Certificate, the Summary of Rights and the Certificate of Designation of the Series C Preferred Stock of Wireless Facilities, Inc. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed December 17, 2004, and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Date: September 14, 2009
	By:	/s/ Deanna H. Lund
Deanna H. Lund Executive Vice President and Chief Financial Officer